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                                                                     EXHIBIT 5.1

                       [TROOP MEISINGER STEUBER & PASICH]
                                  May 9, 1997

Dental/Medical Diagnostic Systems, Inc.
200 North Westlake Boulevard, Suite 202
Westlake Village, CA 91362
Ladies and Gentlemen:

    At your request, we have examined the Registration Statement on Form SB-2 to be filed by Dental/Medical Diagnostic Systems, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on May 9, 1997 (the "Registration Statement"), in order to register under the Securities Act of 1933, up to (i) 345,000 shares of the common stock of the Company, par value $.01 per share, (ii) 345,000 redeemable common stock purchase warrants, (iii) 345,000 shares of Common Stock underlying such Warrants, (iv) 30,000 shares of Common Stock included as part of the Underwriter's Purchase Option, and (vi) 30,000 shares of Common Stock underlying Warrants included as part of the Underwriter's Purchase Option. All of the foregoing are collectively referred to as the "Securities."

    We are of the opinion that the Securities have been duly authorized and, upon issuance in conformity with and pursuant to the Registration Statement, and receipt by the Company of the purchase price therefor as specified in the Registration Statement, the Securities will be legally and validly issued, fully paid and non-assessable.

    We consent to the inclusion in this Registration Statement on Form SB-2 of this opinion and to the reference to our firm under the caption "Legal Matters."

                                          Respectfully submitted,
                                          Troop Meisinger Steuber & Pasich, LLP